THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("THE SECURITIES ACT"), NOR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE CORPORATION RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE CORPORATION THAT THIS NOTE MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

                             SECURED PROMISSORY NOTE

$1,000,000.00                                                    August 24, 2005


         FOR VALUE RECEIVED, the undersigned, Strata Oil & Gas Inc. ("Payor") promises to pay in lawful money of the United States to Pacific World Enterprises ("Payee") the principal sum of One Million Dollars ($1,00,000.00) with interest accruing on the unpaid principal balance commencing the date hereof at the rate of Eight (8%) percent per annum. The entire unpaid principal balance and all accrued but unpaid interest under this Secured Promissory Note ("this Note") shall be due and payable in full on the first annual anniversary of the date of this Note.

         The outstanding principal sum due hereunder and any accrued interest, to the date of repayment, thereon may be prepaid, in whole or in part, by Payor at any time without penalty or premium. In the event of the prepayment of the outstanding principal and accrued interest, the Payee shall promptly return the 60,000,000 common shares of the Payor pledged as Collateral for this Note.

         In case one or more of the following events (each, an "Event of Default") shall have occurred and be continuing:

                  (a) default in the payment of all or any part of the principal or accrued interest of any of this Note as and when the same shall become due and payable in accordance with the terms hereof, and such default is not cured within 5 business days after the date it receives from Payee written notice of such default; or

                  (b) Payor pursuant to or within the meaning of any bankruptcy law:

                           (i) commences a voluntary case or proceeding,

                           (ii)  consents  to the entry of an order  for  relief
against it in an involuntary case
or proceeding,

                           (iii)  consents to the  appointment of a custodian of
it or for all or substantially
all of its property,

                           (iv) makes a general  assignment  for the  benefit of
its creditors, or

                           (v) admits in writing its  inability to pay its debts
as the same become due; or

                  (c) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

                           (i) is for  relief  against  Payor in an  involuntary
case,

                           (ii)  appoints  a  custodian  of  Payor or for all or
substantially all of the property
of Payor, or

                           (iii) orders the liquidation of Payor,

         and such order or decree remains unstayed and in effect for 30 days;

then, in each case where an Event of Default occurs, Payee, by notice in writing to Payor (the "Acceleration Notice"), may, at its option, declare the outstanding principal hereunder to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

         No right or remedy herein conferred upon or reserved to Payee is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         This Note shall be governed by and be construed in accordance with the laws of Canada. Payor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in Canada, and any appellate court from any thereof, in respect of actions brought against it as a defendant, in any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Payor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above. Payor further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile.

         Payor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

         Payor shall pay all expenses, including reasonable attorney fees, incurred or paid by the holder of this Note in attempting to collect funds due under this Note. In the event an action is instituted for the collection of this Note, the prevailing party shall be entitled to recover, at trial or on appeal, such sums as the court may adjudge reasonable as attorney fees, in addition to costs and necessary disbursements.

         This Note is secured as provided in the Pledge Agreement, dated of even date herewith, by and between Payor and Payee (the "Pledge Agreement"). All of the covenants, conditions and agreements contained in the Pledge Agreement expressly are incorporated by reference herein and hereby are made a part hereof. In the event of any conflict between the terms of this Note and the Pledge Agreement, the terms of the Pledge Agreement shall govern.

         IN WITNESS WHEREOF, Payor has caused this Note to be duly executed as of the date first set forth above.

                                               STRATA OIL & GAS INC.



                                               By:      _/s/____________________
                                               Name:    Manny Dhinsa
                                               Title:   President